Exhibit 99.1 PARTICIPANTS Corporate Participants Jack Jancin – Senior Vice President-Corporate Business Development, Helen of Troy Ltd. Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Ltd. Matt Osberg – Chief Financial Officer, Helen of Troy Ltd. Other Participants Bob J. Labick – Analyst, CJS Securities, Inc. Rupesh Parikh – Analyst, Oppenheimer & Co., Inc. Anthony C. Lebiedzinski – Analyst, Sidoti & Co. LLC Linda Bolton Weiser – Analyst, D.A. Davidson & Co. Steven L. Marotta – Analyst, C.L. King & Associates, Inc. MANAGEMENT DISCUSSION SECTION Operator: Greetings and welcome to the Helen of Troy Ltd. Fourth Quarter 2022 Earnings Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded. I would now like to turn the conference over to your host, Jack Jancin, Senior Vice President of Corporate Business Development. Please go ahead, sir. Jack Jancin, Senior Vice President-Corporate Business Development, Helen of Troy Ltd. Thank you, operator. Good morning, everyone, and welcome to Helen of Troy’s fourth quarter fiscal 2022 earnings conference call. The agenda for the call this morning is as follows, I will begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the company’s CEO, will comment on the business performance and key accomplishments, and then provide some perspective as we begin the new fiscal year. Then Mr. Matt Osberg, the company’s CFO, will review the financials in more detail and comment about current trends and expectations for the upcoming fiscal year. Following this, we will take questions you have for us today. This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects, and other words similar, are words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from the actual results. This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other parties. The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information. Before I turn the call over to Mr. Mininberg, I would like to inform all interested parties that a copy of today’s earnings release has been posted to the Investor Relations section of the company’s website at www.helenoftroy.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the company’s homepage and then the Press Releases tab. I will now turn the conference call over to Mr. Mininberg. Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd. Thank you, Jack. Good morning, everyone, and thank you for joining us today. We’re excited to discuss our recent acquisition of Curlsmith and our fourth quarter and full-year fiscal 2022 results. On today’s call, we will also introduce our outlook for fiscal 2023, and provide an overview of the investments we’re making to continue to drive our transformation in the back half of Phase II and beyond. As we have now completed our third year of Phase II, we will also update you on the outstanding progress we have made on the goals we laid out during our May 2019 Investor Day. Spoiler alert, we are ahead nearly across the board. Let me start by providing a bit more color on the Curlsmith acquisition. We see it as an exciting and excellent strategic fit for our prestige beauty portfolio that also delivers immediate value creation and strong growth potential. Our M&A strategy calls for adding Leadership Brands and up and comers where we can add value and leverage our scalable operating platform. In this case, we are adding a fast- growing, innovative up and comer that complements our portfolio of Leadership Brands. With approximately 60% of US consumers having hair with varying degrees of waves and curls, prestige textured hair products are growing 10 times faster than products for non-textured hair, and twice as fast as mass-market textured hair products. Curlsmith business more than doubled in size over the last two years, and we expect it to continue growing at a double digit rate. Curlsmith products are designed to make caring for textured hair easier for consumers, earning it leading Net Promoter Scores, impressive repeat purchase loyalty and strong reviews. Curlsmith further builds our presence in prestige with a brand that complements our successful Drybar acquisition. We expect it to immediately become our most profitable brand and further sweeten our mix in Beauty. Consistent with our better together thinking on acquisitions, we expect to add significant further value to Curlsmith by capitalizing on our much larger beauty salesforce in brick and mortar and online, additional DTC capability, marketing, appliance know-how, our international go-to-market footprint and our robust shared services platform that includes global sourcing, distribution, IT and back office capability well beyond what Curlsmith has today. Our acquisition and divestiture activity so far in Phase II has significantly improved our beauty portfolio. With the acquisition of Curlsmith and Drybar, Revlon license buyout and divestiture of our mass-market personal care liquids, four of our last five major deals have been in Beauty. These were strategic moves, which when combined with Beauty’s organic growth and efficiency projects, have made it our highest margin segment. The portfolio now includes a good, better, best set of winning appliance brands under Revlon, Bed Head, Hot Tools and Drybar and a growing consumables presence in prestige liquids with Drybar and Curlsmith. Turning to the fourth quarter, today we are pleased to report outstanding results, including double-digit growth in consolidated revenue and EPS. All three business segments performed well ahead of our expectations on both the top and bottom line. Since COVID has had such a big impact on the comparisons over the past two years, we think it is also helpful to look at the two year stacked comparisons, which are included in today’s press release. On that basis, for the quarter we grew core net sales by 37% and core adjusted diluted EPS by 45%.

As you have likely noticed in today’s earnings release, we’ve renamed two of our business segments to reflect the substantial changes to our portfolio in recent years. With OXO now joined by two iconic brands in the outdoor industry, Hydro Flask and Osprey, we are renaming our Housewares segment to Home & Outdoor. We are also renaming our Health & Home segment to Health & Wellness. The Health side of the new name reflects the functional benefits of helping consumers monitor their physical condition and provide relief when family members may be sick. The Wellness side allows us to put even more focus on the emotional benefits of providing peace of mind and well-being. Looking specifically at segment performance, Home & Outdoor sales grew significantly in the fourth quarter, aided by the contribution of Osprey. This comes on top of double-digit growth in the comparison period. The growth this quarter was led by Hydro Flask, which continued to grow market share. Turning to Beauty, demand was especially strong in volumizers and wavers. We continued to grow share in this segment as well. Beauty also continued to perform internationally, posting double-digit growth with particular strength in EMEA and Latin America. This reinforces our strategic focus on appliances and premium beauty products in Latin America. Fiscal 2022 marks two years of Drybar under our ownership, delivering performance ahead of our acquisition economics despite the challenges of the pandemic. Turning to Health & Wellness, the segment significantly exceeded our expectations. Key drivers in the fourth quarter included higher than expected sales of thermometers and humidifiers related to a late- season Omicron surge that tended to produce cough and flu-like symptoms. With the cold and flu season, [ph] it fell (00:08:25) indeed below historical averages as we forecasted on our third quarter call in January, it turned out that Omicron stimulated demand for health-related products. The quarter also benefited from higher sales of seasonal products such as fans. Turning now to the full fiscal year result, we are proud to continue delivering growth over the elevated base laid down last year and despite the many challenges from supply chain disruption, inflation, and the EPA matter. Fiscal 2022 marks another record year for revenues and adjusted earnings per share and delivered further adjusted operating margin expansion. Growth rates, on top of the elevated base, were ahead of our Phase II targets. Our business model is working, reflecting the power of our diversified portfolio of nine leadership brands, investment in our value-creation flywheel, and excellence in execution of our transformation strategy by a high-performance organization who operates under a winning culture. Fiscal 2022 also demonstrated that the playbook we executed was effective in helping mitigate supply chain disruption and inflation. Stepping back now to look at our progress so far in Phase II, we are proud that our results have contributed to total shareholder returns well ahead of our proxy peer group since the start of Phase II and all through Phase I. Even though we are just three years into Phase II, we have grown significantly, with core net sales growth of 50% and core adjusted diluted EPS growth of 68%. Both represent an acceleration of compound annual growth rates versus Phase I. Looking at other Phase II targets, we are also ahead of plan. Core adjusted operating margins so far in Phase II has expanded well beyond our target. This was achieved primarily through flywheel investments, cost reduction projects and new products that have sweetened our mix. When we started Phase II, we set a goal of feeding our Leadership Brands with an average annual increase of at least 10% in growth investments such as consumer-centric product innovation and marketing support. The ROI from these investments has helped expand our margins, as have the benefits of our flywheel investments made in international and in shared services. Doubling down on international is another Phase II strategic choice that has paid off with results ahead of plan. During our 2019 Investor Day, we set a goal of adding over $100 million of organic revenue growth outside of the United States by the end of fiscal 2024. I am pleased to report that we have achieved this goal two years ahead of schedule. That provides us an opportunity to raise the bar. Today, we are announcing that we are targeting an additional $130 million of growth outside the United States over the two remaining years of Phase II. This includes further organic growth in the two geographic regions we originally chose, EMEA and Asia Pacific, while now also adding two new important international growth drivers, both of which are expected to grow double digits in the back half of Phase II. The first of those is Latin America, which has been growing rapidly over Phase II on a core basis and second is Osprey, which is 50% international. Another impressive outcome from the choice to double down on international is the margin improvements during Phase II. International margins have increased significantly over the past three years with EMEA and Latin America joining Asia Pacific as investment grade, making them a further focus for the back half of Phase II. ROIC is another key metric of our Phase II plan. Careful stewardship and allocation of capital has been a hallmark of our transformation from the beginning. In priority order, our stated capital allocation strategy has been to invest in our business, make strategic and accretive acquisitions and buyback shares. We have committed approximately $1.3 billion of capital in the first three years of Phase II, which includes investments to date in the new distribution center, the Drybar, Osprey and Curlsmith acquisitions, the Revlon 100-year license buyout and share repurchases. This is approximately the same amount that we committed over the five years of Phase I. Like all capital allocations that have multiyear payouts, these latest investments require time to deliver their return, not just in ROIC, but also in the form of an even more robust enterprise that we expect will serve as the foundation for further growth well beyond Phase II. Now looking ahead to fiscal 2023, the outlook we are introducing today projects another year of solid growth in revenue and profitability. Our two new acquisitions, Osprey and Curlsmith, are expected to drive revenue and margin growth. We expect their incremental revenues to add operating leverage and make further use of our shared services, which in turn provides further lift from adding critical mass to the flywheel not only in fiscal 2023, but also in future years, very similar to what we did with Hydro Flask and Drybar in the past and continue to do today. We recognize the broad-based concerns about continued supply chain interruption, rising interest rates and rising inflation that puts pressure on input costs and also on consumer buying power. And in fact, we are seeing weakness in consumption in some categories in March and April. It is important to note our outlook includes our current assessment of the impact of each of these headwinds. To address them we are reapplying our proven playbook, which we expect to mitigate more than $3 a share of inflation and supply chain interruption. We have now contracted all of our expected shipping needs for the year, which locks in sea freight for the full fiscal year at significant discounts to current spot market rates and provides considerable visibility on these costs. We have also now introduced many of our price increases. To help offset margin compression from higher costs, we also expect growth from Drybar and Hydro Flask to sweeten our organic mix. With regard to the EPA matter, the recent EPA concerns are related to the packaging and labels of certain additional humidifiers and air products that have been in the market for years. We continue to engage in dialogue with the EPA to resolve the matter as quickly as possible. The current estimate of the impact of this matter is included in our outlook. On the spending side for fiscal 2023, we continue to believe strongly that executing our transformation strategy is the best way to continue delivering long-term value for shareholders. Our fiscal 2023 outlook, therefore, includes carefully considered investments in the most important opportunities for our brands and the key shared service initiatives intended to open new efficiency, capability and scalability for the back half of fiscal 2023 and beyond. We also continue to invest in consumer-centric innovation, which has been the lifeblood of our Leadership Brands throughout the transformation. We are investing in the most attractive brand marketing opportunities, customization, personalization and international. I mentioned earlier we see further upside in EMEA and Asia-Pacific and are increasing our focus on Latin America, especially in beauty appliances. In shared services, the major fiscal 2023 investments are primarily related to improvements in operations, IT and in executing the $10 million-plus multiyear cost of goods savings programs underway in each business unit. In operations, we are further diversifying the geographic footprint of our global sourcing across China, Southeast Asia and Mexico and creating more dual sourcing to improve cost and certainty of supply. This in turn, opens the door to creating new efficiencies and lower risks, such as shortening lead times, decreasing inventory, lowering freight and reducing exposure to global geopolitical friction and to tariffs. On the distribution side of operations, the new Tennessee distribution center will significantly increase our capacity and allow us to more efficiently handle the growth of our business over the past five years and the new growth we are planning. Construction is proceeding on time and on budget and we expect to open by the end of fiscal 2023. On the IT side, our outlook includes choiceful investments in system upgrades, such as best-of-breed applications for demand planning and warehouse management, and new direct-to-consumer capability and capacity to adapt even further to the growing demand for online purchases and increasing service expectations. We believe we are making the right spending decisions and have been careful, especially in this cost environment, to focus on the ones we expect will matter most. We have a track record of delivering on the annual guidance we provide. This has been the case throughout the transformation and was proven again today in our fiscal 2022 results. This track record is driven by our relentless focus on execution of our strategic plan, our agility in the face of adversity and our culture that brings out the very best in our outstanding people. As we look further out, we reiterate our commitment to our long-term average annual top and bottom line growth targets for fiscal 2024. Overall, we expect Phase II will deliver a five-year run of top and bottom line organic growth well ahead of the average annual targets we set. Even though we have two years left in Phase II and are focused on executing with excellence in all of the areas just mentioned, we are now beginning to work on Phase III. Over the balance of this fiscal year, I will be working with our global leadership team and our board on the strategic planning for Phase III. As you can see from the previously discussed investments we are making now in infrastructure, we are looking to further build out our platform so we can scale it in the next generation of profitable organic and inorganic growth. We look forward to sharing our Phase III strategic choices and plans with you in fiscal 2024. Moving now to an update on executive leadership, I am pleased to report that we have completed our previously announced search for a Chief Operating Officer. Adding this role will help us focus on continuing our growth and executing the major strategic initiatives for the back half of Phase II and beyond with excellence. Noel Geoffroy will join Helen of Troy as the Chief Operating Officer on May 9 of 2022 and will oversee the day-to-day business, the execution of major projects and help plan for Phase III. Noel Geoffroy brings over 25 years of experience as a proven leader in president and general manager roles at world-class companies, including Sanofi in consumer health care, Kellogg’s, H.J. Heinz and Procter & Gamble. She is a consumer-centric leader, a passionate brand builder, a product innovator and has a strong reputation as an inspirational organizational and cultural leader. She will report directly to me and will sit on our global leadership team.

Additionally, I am very pleased to announce that we have new leadership in Health & Wellness. Christophe Coudray, President of our Health & Wellness business segment, retired from Helen of Troy at the end of February. It is an honor to see long service leaders like Christophe finish a distinguished career of over 35 years in the consumer products industry. Mauricio Troncoso has joined Helen of Troy as our new President of Health & Wellness. He brings 30 years of domestic and international experience. His career spans progressive roles at Kimberly-Clark, Ontex, Mead Johnson Nutrition and Procter & Gamble. He has led a wide range of consumer goods businesses, reorganizations, transformation programs, and operational efficiency initiatives, as well as acquisition integrations. Before concluding my remarks, I would like to briefly touch on further progress we have made on ESG and diversity, equity, inclusion and belonging. Starting with ESG, at the corporate level, we recently increased our efforts to minimize our impact on the environment by confirming our plastic packaging targets as part of our participation in the new plastics economy. Through the global commitment, business and governments commit to change on how we produce, use, and reuse plastic to work towards a circular economy for plastics. We look forward to providing more details on our corporate and brand-specific ESG initiatives in our second annual ESG report, which we expect to issue in June. Turning to diversity, equity, inclusion and belonging. Throughout the transformation, our focus has been to attract, retain, unify, include and train the very best talent. Like ESG, diversity, equity, inclusion and belonging is a priority for Helen of Troy, and we continue to make significant progress. This includes adding more diversity of thought, experience, gender and ethnic background. With Noel joining next month, half of our named executive officers will be women and half of our global leadership team will be women or ethnically diverse. Beyond senior management, diversity in hiring across levels also continues to increase with more and more diverse candidates in our hiring pools. Our plans for the back half of Phase II include further focus on DEI&B initiatives. And with that, I’d like to hand the call over to our CFO, Matt Osberg. Matt Osberg, Chief Financial Officer, Helen of Troy Ltd. Thank you, Julien. Good morning, everyone. Our fourth quarter results represent a very strong finish to the year and deliver full fiscal year core business net sales and adjusted diluted EPS growth ahead of our long-term Phase II targets. I am very proud of how our entire organization again delivered strong results in what proved to be a very challenging year as we navigated the unpredictable path of COVID-19, inflationary cost headwinds, continued supply chain disruption and the EPA matter. A couple of points before I move on to my discussion of our fourth quarter and full year results, first, I’ll be speaking primarily to consolidated results, as well as core business results. Core business results exclude the entire Personal Care business in all periods and provide the best comparability between historical and future periods. Second, our results include $24.4 million in sales and $0.06 in adjusted diluted EPS from Osprey, which we acquired in December of 2021. Now moving on to results for the fourth quarter. Core business net sales increased 17.2%, reflecting growth in brick and mortar and online channels in our Home & Outdoor and Beauty segments. We benefited from strong consumer demand, higher sales in the club and closeout channels, the impact of customer price increases and growth in international sales.

Results also reflect approximately $20 million in sales that were pulled forward into the fourth quarter from the first quarter of fiscal 2023 as retailers accelerated orders to improve their inventory levels and in anticipation of price increases. We also had a comparative benefit due to last year’s winter storm Uri, which delayed approximately $15 million in orders that were not able to be shipped in the fourth quarter of fiscal 2021. GAAP consolidated operating income was $50.4 million or 8.7% of net sales. On an adjusted basis, operating margin increased 4.1 percentage points to 12.5%, primarily due to a decrease in marketing expense. Net income was $39.8 million or $1.64 per diluted share. Non-GAAP core adjusted diluted EPS increased 76.8% to $2.51, primarily due to higher adjusted operating income in the Home & Outdoor and Health & Wellness segments and lower weighted average diluted shares outstanding. Net cash provided by operating activities for the fourth quarter of fiscal 2022 was $145.9 million, reflecting higher EBITDA, strong collection of accounts receivable and a sequential reduction in inventory levels from the third quarter despite the incremental inventory added as part of the Osprey acquisition. Looking at our results on a full year basis, we were able to grow our core business at rates in excess of our long-term Phase II targets over the high base of fiscal 2021. In fiscal 2022, core net sales grew 8.4%, including the unfavorable impact of approximately $60 million related to the EPA matter. This growth is on top of 25.1% growth in fiscal 2021. We also grew core adjusted diluted EPS by 10.4% on top of the 26.5% growth in fiscal 2021. EPS growth in fiscal 2022 includes the unfavorable impact of approximately $0.30 per share due to lost sales volume related to the EPA matter, as well as approximately $2.25 per share of incremental inflationary costs. We also expanded our core adjusted operating margin by approximately 30 basis points, despite the EPA matter and inflationary cost headwinds. Finally, we deployed over $630 million in capital towards the Osprey acquisition, share repurchases and investments in our new distribution center. Our fiscal 2022 results illustrate the power of our value creation flywheel and our ability to continue executing our strategy, even in the face of significant headwinds. Although we deployed significant amounts of capital in fiscal 2022, our net leverage ratio as defined in our debt agreements was 2.0 times at the end of the fourth quarter. Now turning to our full year outlook for fiscal 2023. Since we have now completed the sale of all our mass market personal care business, we are not expecting any material activity related to non-core business in fiscal 2023. Therefore, the fiscal 2023 amounts we are providing in our outlook are on a consolidated basis, which includes Osprey and Curlsmith. However, due to the fact that the fiscal 2022 results include material activity related to noncore business, the year-over-year growth rates on a consolidated and core business basis will be different. The tables provided in today’s release compare our outlook to the prior year on both a consolidated and core basis. We believe that core business growth is the most relevant basis as it provides the best comparability between historical and future periods. For fiscal 2023, we expect consolidated net sales revenue in the range of $2.38 billion to $2.42 billion, which implies consolidated growth of 6.8% to 8.8% and core growth of 8.5% to 10.5%. Our net sales outlook reflects the following expectations by segment. Home & Outdoor net sales growth of 19% to 21%, including net sales from Osprey of $180 million to $185 million, Health & Wellness net sales decline of 1% to growth of 1% and Beauty core business net sales growth of 4.5% to 7.5%, including net sales from Curlsmith of $30 million to $35 million for the pro-rata period of fiscal 2023. We expect consolidated GAAP diluted EPS of $9.92 to $10.38, and consolidated non-GAAP adjusted diluted EPS in the range of $12.73 to $13.03 which implies consolidated growth of 3% to 5.4% and core growth of 4.5% to 7%. This includes an adjusted diluted EPS contribution from Osprey of approximately $0.50 to $0.55 and a pro-rata fiscal 2023 contribution from Curlsmith of approximately $0.20 to $0.25.

The EPS contribution from both acquisitions includes the impact of interest expense that reflects our current expectation of 225 basis points of interest rate increases in calendar year 2022. Our fiscal 2023 outlook includes the unfavorable category and consumption trends we are seeing in March and April, some caution relating to medium term uncertainty of consumer behavior in an inflationary environment, our best estimate of incremental inflationary input cost and the impact of forecasted higher interest rates. While sales and operating results were unfavorably impacted in fiscal 2022 by the EPA matter, we expect a favorable effect from the recovery of a portion of that impact in fiscal 2023. Additionally, as a result of continuing dialogue with the EPA, we are executing further repackaging and relabeling plans on certain additional humidifier and air filtration products. We currently expect this to limit our ability to ship to demand for the newly effective products and result in an unfavorable impact to net sales and EPS in fiscal 2023. We estimate that the net result of the EPA matter on fiscal 2023 will be a favorable impact to net sales of approximately $10 million and adjusted diluted EPS of approximately $0.10, which is included in our outlook. On March 30, 2022, a third-party facility that we utilize for inventory storage incurred severe damage from a weather-related incident. The inventory stored at this facility primarily relates to our Health & Wellness and Beauty segments, while the inventory is insured, some seasonal inventory and inventory designated for specific customer promotions is currently not accessible. As a result, we expect not to be able to ship certain products on a timely basis and have included an unfavorable impact on net sales of approximately $10 million and adjusted diluted EPS of approximately $0.10. We are working with local officials and our insurance provider to understand the extent of the damage, however, the building must be assessed and made to be structurally sound before we will have access to the inventory and be able to fully assess damages and the related financial impact. In fiscal 2023, we believe we can expand gross profit margin as well as grow our adjusted operating margin by 10 to 20 basis points despite the headwind of approximately 100 basis points from the net dilutive effect of price increases to offset the majority of the dollar gross profit impact of higher product and freight costs. Our outlook includes an estimated after-tax impact of incremental inflationary costs of approximately $75 million to $80 million, or approximately $3.10 to $3.30 of adjusted diluted EPS. Using our proven playbook, we believe we can mitigate the majority of these costs through a combination of improved mix, price increases, locking in shipping contracts at rates below current market prices and continuing to implement other cost reduction initiatives across our supplier base. We are also pleased to be able to expand operating margin as we continue to make further growth investments to transform our business and support the rapid growth we have experienced since we began Phase II. Due to expected higher levels of average debt from the Osprey and Curlsmith acquisitions and capital investments in our new distribution center, as well as higher expected interest rates in fiscal 2023, we expect interest expense in the range of $35 million to $36 million. We expect a fiscal 2023 GAAP effective tax rate of 13% to 14% and an adjusted effective tax rate of 11.7% to 12.7%. We do not expect a meaningful impact in fiscal 2023 from currently proposed tax legislation changes. At this stage, it is still unclear what domestic and global tax laws will be passed, in what form and on what timing. We will continue to assess the impacts as proposed legislation is considered and keep you updated. Capital asset expenditures are expected to be in the range of $180 million to $205 million for fiscal 2023 which includes expected expenditures related to our new distribution facility in the range of $145 million to $170 million, as well as further investment in IT systems for other key Phase II projects. We continue to expect the total cost of the new distribution center and equipment to be in the range of $200 million to $225 million spread over fiscal years 2022 and 2023.

With respect to cash flow and liquidity, typically, the majority of our operating cash flow is generated in the second half of our fiscal year. This, coupled with a higher concentration of capital expenditures expected in the first half of our fiscal year, is expected to lead to higher average debt balances and increasing net leverage ratios during the first half of our fiscal year. We expect debt levels and net leverage ratios to improve sequentially in the second half of our fiscal year to levels in line with where we finished fiscal 2022. We expect to end fiscal 2023 with inventory levels approximately flat to fiscal 2022 as increases in inventory for Osprey and Curlsmith, as well as higher product and freight costs, are planned to be offset by inventory efficiency. In terms of the quarterly cadence of sales and EPS, we expect the majority of our net sales and adjusted diluted EPS growth to be concentrated in the second and third quarters of fiscal 2023. This is primarily due to the strong net sales and adjusted diluted EPS growth comparisons in the first and fourth quarters of fiscal 2022, the adverse net sales and earnings impact of the EPA matter in the second and third quarters of fiscal 2022 and the impact of approximately $20 million from retailers accelerating orders in the fourth quarter of fiscal 2022. As I conclude my comments, I am very proud of the fact that despite significant headwinds and challenges during the first three years of Phase II, we have delivered core net sales growth of 50%, core adjusted diluted EPS growth of 68% and core adjusted operating margin expansion of 130 basis points. Our fiscal 2023 outlook, plans for continued core business, net sales and adjusted EPS growth, as well as adjusted operating margin expansion even as we plan to make further growth investments and overcome higher inflationary costs, continued supply chain disruption and higher interest expense. We are also looking forward to leveraging the opportunities in our existing brands, as well as the new ones created through the acquisitions of Osprey and Curlsmith. We expect these growth investments to set us up for success for the remainder of Phase II and beyond. We have dedicated and talented people, a track record of overcoming challenges and proven strategies to further leverage our value creation flywheel to continue to drive growth and incremental shareholder value over the long term. And with that, I’d like to turn it back to the operator for questions.

QUESTION AND ANSWER SECTION Operator: At this time we will be conducting a question-and-answer session. [Operator Instructions] Our first question is from Bob Labick with CJS Securities. Please proceed with your question. <Q – Bob Labick – CJS Securities, Inc.>: Thank you. Good morning. Congratulations on a great quarter and year and on the Curlsmith acquisition. <A – Julien Mininberg – Helen of Troy Ltd.>: Bob, great to hear from you and thanks for the comment. <Q – Bob Labick – CJS Securities, Inc.>: Thanks. Yes. So just wanted to start, you touched on or you alluded to the impact of inflation on demand, talked about that a little bit. Maybe taking a step back, could you give us a sense – a broader sense of the consumer now? Where are the areas of weakness as it relates to inflation or what are you seeing and what were you kind of hinting at? And you mentioned some softness in, I think, March and April. And then so, what are you seeing, what’s the consumer, and then what is your response to that and how do you kind of play through that? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, a great question. I think a lot of folks on the call are trying to read the tea leaves on where consumers are as the various factors that dominate the headlines every day play through the news. Our take is that the consumer is generally quite healthy and will continue to stay so. And that said, there is pressure on the consumer. So what we see is not just more employment but, importantly, more labor participation. So that rate, we watch very closely because it’s one thing to have a job, it’s another thing for more people to be in the workplace altogether and then see the unemployment rate go down means there’s just a lot more jobs. Wages are climbing. And unfortunately, that climb is largely eaten away by inflation and so it impacts buying power and ultimately consumer bullishness, animal spirits, all of that. In the case of consumers, they’re very wise and careful with their money. So I think what we’re seeing is people just making choices about where to spend in the face of things like higher gas prices and other stuff that grabs headlines. Supermarket itself, it’s just more expensive. Go to the checkout and ask yourself, how does that feel? It feels more expensive. So we have a good, better, best portfolio. We’ve been very careful to build one. So think of not just OXO at the high end, but also Softworks at the middle level of the market. Revlon, good; Hot Tools, better; Drybar, best, and on it goes through our portfolio and so we appeal to all the different price points. And then from the consumer itself, things like the Michigan Consumer Confidence Indicator speak and their number is above 100 and it stays there, so that says to us that it backs these up. The only other thing that’s on my mind is this very famous thing that you hear all the time, which is, hey, the stimulus money is not in the annual compare now and consumers want experiences. It doesn’t mean they don’t want goods, it just means they want experiences. So as people make choices, things rebalance. All of that added to a little pressure in March and April, we said so, and you’re right to pick it up. But our outlook importantly includes every single one of the things I mentioned, plus the ones that were not mentioned, supply chain costs, the $3 a share of inflation, input cost headwinds, et cetera. So that’s how we see it, Bob. <Q – Bob Labick – CJS Securities, Inc.>: Okay. Great. Thanks. And then just kind of sticking along that line, how has kind of the inflation and supply constraints impacted your marketing, your ability to drive sales, your desire to get more people into your products because the supply [ph] train (00:41:14) has been difficult for quite some time? So where do you stand in terms of that marketing and where’s the balance of demand and your ability to supply? <A – Julien Mininberg – Helen of Troy Ltd.>: I think we’re in much better shape than most on this front. Excuse me, hang on one sec. Sorry, I think we’re in much better shape than most on this front. And the reason is because we got ahead of the supply chain disruption with a strategic inventory build more than a year ago. Remember, we were coming off of the COVID craziness of especially health-related products and the scarcity of supply. So we built back more quickly and we went with the tough move of depleting our cash flow in order to have more inventory and meet demand. The demand then surged. And so our situation on out-of-stocks and the ability to market to that demand surge was extremely good. And you saw that all through last year. So we just reported a big number in Q4, and you’ve seen us do it in earlier quarters when others were just suffering from more of the supply chain disruption. We’re not bulletproof and we do have some places where there are shortages, but we’ve been very careful. You also heard in our statements that we’re continuing to carry a bit of elevated inventory, but less than before. You see in our balance sheet that our inventory number is down even though we just put another seven or eight points of growth on the top line. And we are just projecting in Matt’s comments to end the year with inventory roughly flat. But remember we also have the Curlsmith and the Osprey coming in as additional inventory year-over-year so all of that is netted into the number. But the bottom line of it all is we’re in pretty good shape, but not perfect. And on the contracting and the sea freight and the rest of it, we’ve been super careful with our suppliers to keep it that way. And there are bumps in the road, whether it’s the backups of ships in the Long Beach kind of thing that you see all over the place or the COVID scares that sweep still through China even to this day. So we’re not immune, but we’re in better shape than most. And on the marketing side, we spend to opportunity, as mentioned in my comments. We support the demand and then we support our retail customers. So we’re in pretty good shape. And on the long term, you heard some pretty substantial comments, I hope, in my prepared remarks about the work to diversify our supplier base. So this was mentioned specifically in Southeast Asia, Mexico, and even within China with dual sourcing in multiple places in order to be able to better meet this, which also has the benefits of shorter lead times, less inventory, less sea freight and the other efficiencies I mentioned. So the net of it all is better shape than most, and we’ll spend to the demand, and we’ll try to stimulate the demand with that marketing money. <Q – Bob Labick – CJS Securities, Inc.>: Okay. Great. And last one for me, I’ll jump back in queue. But maybe on Curlsmith, obviously, it’s a really attractive asset for you. What attracted you to it? What’s unique about Curlsmith? You touched on better together, but what are the primary attributes that make you believe it is poised for significant growth going forward? What differentiates it and how can it continue to grow or how can it grow double digits going forward? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, great. It’s a terrific brand. Curlsmith is quite new. So you remember probably from our Investor Day back in 2019, we said that we’re focusing on adding Leadership Brands and also some up and comers that can serve as earlier-stage tuck-ins, especially when they’re disruptive. This one is disruptive in a segment of the prestige haircare category that really catches our attention, not just because it’s in prestige rather than mass where you’ve seen us actually exit rather than lean in with the personal care sales. But this part of prestige, I’m talking about curly hair, is something like 60% of consumers – in fact, just a little bit more, have type 2A or higher hair and that those types – by the way, you can see it on our website, there’s a chart in the Curlsmith deck that shows each of the hair types and the type it goes – that goes with it in terms of curliness or texturedness. Curlsmith has a unique approach. It’s consumer-centric which is chapter and verse for us, DNA. It has the natural type of ingredients. And on product development, it focuses on consumer-centric changes to get regimens that really work for a group of consumers who are incredibly loyal to their products. And the reason they’re loyal is not unique to Curlsmith, it’s unique to their hair type, which is when they find something that works, they really stick with it. The further thing we liked about it is the speed of growth in the textured hair segment is higher than that of non-textured hair by double and within prestige actually by 10x.

And then you take Curlsmith itself and that up and comer nature on the better together side, we see the opportunity to significantly expand its distribution almost immediately. We see international opportunity. And then there is an inflection point as an up and coming developing company, everything they need next, bigger sales force, better systems, supply chain, all of it, we have and we’ve invested big time in the platform over the last seven or eight years. So dropping more into it, using the beauty machine that we’ve built in the last four or five years to drive that expansion, this is all super attractive to us. Then you put the margins, the accretion, the less than 10 times multiple that we paid for it and what you’ve got is the most profitable brand at Helen of Troy from day one. And further, you’ve got a business that we think we can grow double digits for the foreseeable future. On top of this, their talent will join Helen of Troy, it’s a small team, less than 15 people, and we are very glad to have them, so formal welcome. And on top of this, their expertise can help us in other parts of prestige where we’re still in development mode. So better together in the biggest way and who doesn’t want your most profitable brand at less than 10 times, Bob? <Q – Bob Labick – CJS Securities, Inc.>: That sounds great. Congratulations. Thank you. <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. It’s a great business. I’m glad we were able to buy it. Operator: Our next question comes from Rupesh Parikh with Oppenheimer. Please proceed with your question. <Q – Rupesh Parikh – Oppenheimer & Co., Inc.>: Good morning. Thanks for taking my questions. Also, congrats on a really nice quarter. <A – Matt Osberg – Helen of Troy Ltd.>: Yeah, thanks. <A – Julien Mininberg – Helen of Troy Ltd.>: Thanks, Rupesh. Thanks very much. <Q – Rupesh Parikh – Oppenheimer & Co., Inc.>: I guess my first question, since I’ve gotten this question a number of times this morning. So if we look at core sales growth ex-M&A or even organic growth in your guide next year, is it fair to assume that you guys are essentially guiding to maybe 1%-ish? Is that the right way to think about organic growth for next year? <A – Julien Mininberg – Helen of Troy Ltd.>: Yes, but with a sweeter mix. So you’ll see margin expansion in that guide and – in a total basis. You’ll also see that we’re able to use Drybar and Hydro Flask growth to sweeten the mix. And you’ll also see that the pricing moves and other changes we’re making are overcoming all kinds of things, including the 100 basis points or more of gross margin dilution. So there’s a lot in that flatness that you’re talking about. Then on the flatness itself, I think you’re correct. If you see a largely flat to maybe slightly up base business on a total company basis, essentially flat in Beauty and Health & Wellness. And then on Home & Outdoor, what you’ll see is organic growth. And then in the case of Beauty and Home & Outdoor, you’ll see them turbocharged by each of the two acquisitions, and both – by the way, acquisitions at an attractive mix versus our fleet average. <Q – Rupesh Parikh – Oppenheimer & Co., Inc.>: Okay. Great. And then just on your commentary of weaker consumption in March and April, any particular categories where you’re seeing the weakness? And is it fair to say that you guys are assuming this headwind could persist for the balance of the year? <A – Julien Mininberg – Helen of Troy Ltd.>: We don’t presume it’ll persist for the balance of the year, but we do believe that the factors that were discussed in response to Bob’s questions will continue to be choppy. We watch those indicators that I talked about, consumer buying power, real income versus nominal inflation rates, all the things that – the consumer confidence, labor participation, the things that you heard. So we watch and we just are cautious. To be very clear, that’s in our outlook. So if you look at our assumptions and say, well, will it just be harder and harder? We’ve made an assumption based on what we’ve seen so far. And then in the case of the weakness of which categories, it’s just sort of a general softness, certain categories more than others. We’ve seen a little bit of it in beauty. We’ve seen some in certain parts of Home & Outdoor, not the Outdoor part, more in the Home side. And then in the Health-related categories, it’s a bit harder to read because of the Omicron surge. So Omicron, as we talked about, surged big in Q4 and was kind of like a cold and flu season but in Omicron clothing, and that makes it harder to read what the underlying consumption story really is. So we’ll see how that plays out. And we have a diversified portfolio fashion. People often think category by category. But if you look at the whole thing, whether you’re talking about the new wildfires like are unfortunately starting even earlier this year, this is a sad, good guy. The global warming and the fan thing has been a good guy for us for some time. You heard us call out strength in fans in the specific remarks that we just made in the sell in for the preseason. And then you heard us talk about innovation especially consumer-centric innovation, which never goes out of style. So I think we’ll be okay in the end and we’ve certainly put it all into our guidance expectation for fiscal 2023. <Q – Rupesh Parikh – Oppenheimer & Co., Inc.>: Okay. And then maybe my last question. So historically, Helen generated significant free cash flow. Obviously, last year and this year, inventory and CapEx has weighed on – is going to weigh on the cash generation. So as you look out towards next year, obviously not looking for guidance, just anything you can share just from where normalized CapEx is? As you look at your working capital, do you see further improvements in working capital exiting this year as well? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, we do see improvement in working capital. Let tip it to Matt, who can speak to both topics, free cash flow and also normalization of working capital as we make some of these big strategic investments. <A – Matt Osberg – Helen of Troy Ltd.>: Yeah. Thanks for the question, Rupesh. So I think you guys can see from what we put out there, we’re ending our – the year fiscal 2022 with debt balances $815 million, plus we’re putting on the Curlsmith acquisition, which was after year end, so you got to add $150 million to that. And we talked about in our prepared remarks today that we’re looking at a CapEx spend on the high end of our range next year of $205 million which includes $170 million for the new distribution center. So implied in that is kind of a business as usual CapEx of about $35 million, which is a little bit higher than our typical run rate of $25 million. And we tried to also provide a little bit of context that that is primarily due to us spending a little more on IT systems and infrastructure development in the coming year. So if you take where we ended the debt balance at year end, you add $150 million for Curlsmith, you add $205 million in CapEx, you put a reasonable assumption for your operating cash flow. You’re going to kind of get back to, debt balances of almost where we are at the end of the year for fiscal 2022. And we tried to call that out, that the timing of the CapEx investment because we’re building – we’re in the middle of building that new distribution center will be in the first half of the year, when typically our historical pattern of cash flow generation, that’s also the low cash flow generation period for us. So you’ll see that kind of debt balance and leverage build through the first half of the year and then come down as we get to the sweeter portion of cash flow generation in the second half of the year for us. So it’s going to be a little bit of an up and down. But we think we’ll finish the year approximately the same type of leverage that we finished fiscal 2022.

<A – Julien Mininberg – Helen of Troy Ltd.>: We think that’s pretty meaningful. <Q – Rupesh Parikh – Oppenheimer & Co., Inc.>: Okay. Great. Thanks. <A – Julien Mininberg – Helen of Troy Ltd.>: If you think about that, that’s including adding several hundred million dollars’ worth of new asset to the company, whether it’s the new distribution center or the two acquisitions. If you end up at the same leverage ratio, which is meaningfully below the industry average through the year, that takes a lot of cash. You just have to burn through that first half hump to get to the reduction in the back half when we traditionally generate the majority of our cash. So we see it as a win. That said, we appreciate the comment because of the lumpiness of the cash flow which you saw this fiscal year. We had tremendous cash flow in Q4, we just reported over $140 million. But on a total year basis, because we had the inventory build, cash flow was lower and now we put these investments. So we totally get where you’re coming from and we concur. But if you say, well, just skip past all of the noise and ask how does it end? It ends at 2 times. <Q – Rupesh Parikh – Oppenheimer & Co., Inc.>: Okay. Great. Thank you. <A – Julien Mininberg – Helen of Troy Ltd.>: You bet. Operator: Our next question is from Anthony Lebiedzinski with Sidoti and Company. Please proceed with your question. <Q – Anthony Lebiedzinski – Sidoti & Co. LLC>: Yes. Good morning and thank you for taking the questions. And definitely very solid performance in 4Q. So, first... <A – Julien Mininberg – Helen of Troy Ltd.>: Hi. <Q – Anthony Lebiedzinski – Sidoti & Co. LLC>: Hey. Good morning, guys. So first, more or less kind of a housekeeping item here. So as far as the fourth quarter, what was the impact of increased product pricing on the sales? And then as far as what level of price increases is embedded in your fiscal 2023 revenue guidance, if you could – if you have that, that’d be great. <A – Julien Mininberg – Helen of Troy Ltd.>: Matt, do you want to take that one? <A – Matt Osberg – Helen of Troy Ltd.>: Sure. Thanks, Anthony. Yeah, we haven’t provided that guidance before, Anthony, and it’s not something that we’re probably going to be doing. It’s a mix, so in Q4, I would say, if you’re looking at what made the quarter, it was definitely the operating performance. We definitely benefited from price increases. We also talked about some of the accelerated orders that we had from retailers. But even taking those two out, there was a very, very strong organic performance in the business and for a lot of the reasons Julian talked about within Health & Home and strong consumer demand. As we look at next year, we called out the amount of inflationary costs that we expect to face as we head into the year, $75 million to $80 million. And obviously, we intend to offset a majority of that through price increases, but also through some of the other leverage items we have in our playbook. And so it kind of probably gives you a little bit of a scope of what that is. But it’s going to be meaningful to the full fiscal year – for fiscal 2023 because you have to two impacts. One is the price increases that were put in in the back half of fiscal 2022 will be annualized during that year. So you’ll get, kind of a half of a year of fiscal 2022 price increases that went in place. Plus you’ll get price – new price increases that have been put in place for fiscal 2023. So they’ll be more – much more meaningful in fiscal 2023 than they were in fiscal 2022.

<Q – Anthony Lebiedzinski – Sidoti & Co. LLC>: All right. Thank you for that. That’s definitely very helpful context. And then in terms of your inventory position, so even with the Osprey acquisition, your inventory overall was down sequentially from the November quarter. Just wondering how do you feel about the health of your inventory, and then just kind of put that into context in terms of the current lockdowns in China, how does that impact your inventory, the way you guys think about that? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, let me start here, as I mentioned to Bob, in his question, we’re in better in position than most. And we’re pleased to have come in to the year with a little bit of elevated inventory. Last year we did it strategically on the one hand, on the other hand, it’s awfully hard to deal with the seesaw of supply chain interruption and the post COVID changes. So some of it’s better lucky than good, some of it’s planning. And in the case of the inventory position, we are very pleased that we were able to come down from the higher inventory base that we reported at the end of last quarter. We said we would and yet we added the Osprey and now the Curlsmith working capital. So we’re – feel like we’re in a good position, especially given your comment and I saw it in your pre-market write up – pre-release write up as well, which is the continued concerns about China, such as the attempted lockdowns there could have could have an impact. So we’re pretty well covered from a buffer standpoint, what we have on the water and the timing of our plans. We’re also finding that with the consumer purchasing that we saw was actually a little slower in March and April, we’re able to accumulate a little bit more in certain key categories during a period when we would otherwise have just been selling through, selling through, selling through. And then during the year itself, we expect to bring inventory down, which will be very good for the cash flow comment that Matt just made in response to Rupesh’s question. And it will be good for turns in Health and interest expense and all of that as we bring it down. Even if we ended flat during the year, I’d consider that a win just because we’re putting more growth on the company and we just delivered a year where we put growth on the company and brought inventory down versus where we expect it to be. So think flat, if I could make it as simple as possible. <Q – Anthony Lebiedzinski – Sidoti & Co. LLC>: Okay. Thank you for that. And then last question for me, I just wanted to get a better sense as to the quarterly cadence. So I know you guys talked about most of the sales and earnings growth coming in the second and third quarters. But that being said, just to, I guess, clarify, as far as taking into account what you just said as far as the March and April kind of softness, and the kind of offset that, but with the acquisitions of Osprey and Curlsmith but just putting everything all together. So with that being said, do you still – would you expect to grow sales and earnings in the first and fourth quarters? <A – Julien Mininberg – Helen of Troy Ltd.>: Well, let me tip this mostly to Matt. Before I do, I just want to point out, just so everybody in the call hears directly, that we had a huge first quarter last fiscal. So of all the four quarters that we’ll be anniversarying now from the new base that we just laid down, the highest year-over-year growth in all of the four was in Q1 of last year. So just to make sure people know. In terms of how it will play out during the quarters, maybe Matt could give a little perspective beyond what you already saw in our press release about quarterly cadence. <A – Matt Osberg – Helen of Troy Ltd.>: Yeah. So, I mean, just to highlight a little more what Julien said, we grew 30% sales last year on the top line in Q1 and 37% on the bottom line in Q1. So we tried to highlight in our outlook that those are pretty big bases to grow from. And then in Q2 and Q3 was where we had the most impact from the EPA matter and so that was a relatively lower base to compare to. So we’ve also just got done delivering a great Q4, which raises the bar on Q4 for next year as well. So we generally suspect that the majority of our earnings and sales growth will be in the second and third quarters of next year. <Q – Anthony Lebiedzinski – Sidoti & Co. LLC>: All right. Well, thanks for that and best of luck going forward.

<A – Matt Osberg – Helen of Troy Ltd.>: Thanks. Operator: Our next question comes from Linda Bolton Weiser with D.A. Davidson. Please proceed with your question. <Q – Linda Weiser – D.A. Davidson & Co.>: Hi, how are you? <A – Julien Mininberg – Helen of Troy Ltd.>: Hey, Linda. Good. Nice to talk to you. <Q – Linda Weiser – D.A. Davidson & Co.>: Yes, great. Same here. So can I just ask you to – just to make sure I understand the projection for FY 2023 for Health & Wellness segment because we had originally expected you to gain back some of the lost sales that you lost from the labeling issue but then there’s incremental labeling changes. So is the idea that they kind of offset each other, and that’s why we’re not expecting really any growth or am I understanding that correctly? Can you give a little bit more explanation? <A – Julien Mininberg – Helen of Troy Ltd.>: Sure. Net tend to the good is the answer. Meaning $10 million upside net of the two, meaning the good guy and the bad guy that you’re referring to, the old recovery and the new labeling matters that we’re now working through. And so the result is $10 million to the good and then $0.10 to the good on the bottom line. So 10 to the good, $10 million on the top, $0.10 on the bottom. And to say, well, is that less than we expected? The answer is yes. What we had originally projected that roughly half of the recovery would occur in fiscal 2023. We’re sticking by that actually in our outlook. We may be able to do a bit better. We’re certainly trying. And on the new stuff, it’s being worked through as we speak. But when we net it all together, we thought rather than go through all the drama, we’ll just make a projection and just put the number out there so that people don’t have to sweat this. <Q – Linda Weiser – D.A. Davidson & Co.>: Okay. And then with regard to this issue with your third- party facility that may impact sales a little bit. I’m just wondering the EPA labeling issue and your inability to ship did affect market shares in certain areas. So I’m wondering if this issue with the other facility could also open up an opportunity for competitors to take advantage of the situation. So can you be a little more specific, like what product lines, like is it particular beauty products or like what’s being affected by the inability to ship? <A – Julien Mininberg – Helen of Troy Ltd.>: Sure. So importantly, it was largely a storage facility, as Matt mentioned, and this was a tornado-like event. So I think the weather service classifies tornadoes a very specific way, they have to touch down for a certain amount of time and all that, so we didn’t get into deciding exactly what kind of storm it was. We just called it a big weather thing. If you saw the place, you’d see, looks like a tornado hit. And in terms of getting in there to assess all the detail, this will be done as Matt mentioned in his remarks as soon as it’s safe to go back in the building. That work is being done right now and we already have a kind of preliminary estimate, which we’ve included in our outlook based on what we know so far. It’s a storage facility, so very little shipping happens out of there. Beauty got hurt by a couple of million dollars’ worth of an item that we couldn’t ship. And therefore, it’s cooked into our outlook. It’s also in those Q1 comments that we made. And in the case of the Health & Wellness, it’s not so much the EPA-related, so think of some fans and some other products that are a little further out in our shipping cycle for our upcoming seasonal businesses. So of course, we’re working with our suppliers to replace what we think is affected. And as soon as we get in there, we’ll find out how much of the product is still good and sellable and can be moved to shipping facilities, versus how much has to get put into the insurance cycle. And then because we’re insured, we’ll have our recovery that way. So that’s how we approach it right now. I wish I could put numbers on it all and tell you exactly which SKUs. We believe we know and that said, once we get eyes and can do the count, and do the damage check, then we’ll be able to get very specific. <A – Matt Osberg – Helen of Troy Ltd.>: And hey, Linda. This is Matt. I might be able to add just a little bit to that, just on kind of the concerns over market share loss. As Julien pointed out, we had some of that loss was a very specific promotion that we were running for Beauty. So that was timely, we had to get inventory into it for that one specific promotion and we missed the window on it. So that’s – I wouldn’t look at as something that’s really a long-term product placement on the shelves of some very specific. And as Julien said, the other part of it was a lot of seasonal inventory for Health & Wellness. And that seasonal inventory, a lot of it is originally filled by retailers through DI shipments. And then a lot of what we have is replacement and replenishment as they sell through that during the year. So I think it’s more temporary than permanent, but we’ll have to kind of go through the cycle here and see how it plays out and see how fast we can get back into restoring that inventory. <Q – Linda Weiser – D.A. Davidson & Co.>: Okay. Thank you. And then let me just ask about the Curlsmith acquisition. The valuation looks like it was a little bit lower that you paid versus the Drybar acquisition, which is interesting to me because Drybar was actually partly appliances and not all consumables and this is all consumables. So it seems like it should be a higher valuation perhaps. So are you finding the deal valuations are coming down a bit here or kind of what – can you just kind of help us understand maybe the valuations between the two deals? <A – Julien Mininberg – Helen of Troy Ltd.>: Sure. Yeah. First of all, we concur, the valuation is compelling and it’s great to see a high-quality, fast-growing, high margin prestige product with meaningful differentiation, like was talked in response to Bob’s question, be able to trade for this multiple into a strategic portfolio that can add value to it. So, we strongly concur on the attractiveness of the price. In terms of the valuations in general, I think it’s too broad to say that we’re generally seeing prices come down. What we are seeing is interest rates going up. And when interest rates go up, it gives buyers the need to be careful about the impact of interest expense at the higher rates in the valuations that they can bid. We did that, and this valuation does reflect some discussion between the buyer and the seller on the impact of higher interest rates. And then in terms of relative to Drybar, it’s true that we bought it at a roughly three turns lower but Drybar had some unique features. Drybar has the moat around it of the salons. It has the license back to the salons, which puts the name out every day. There’s literally thousands of consumers every single day who are receiving professional treatments at Drybar salons with our products exclusively that are not only used but also recommended, also for sale in those stores. So there’s a lot of uniqueness to the Drybar arrangement that made it trade at a higher multiple. Interest rates were lower at that time. And then in terms of Curlsmith, as I said before from an infrastructure standpoint, there’s just less of it. So we’ll be putting that infrastructure but at a higher level of efficiency, which is attractive to us. So that’s how it came to be. And Jack, I don’t know if you have any comment on multiples in general, but it’s not my view that this is an indication of the old 12 is the new 10, something like that. I don’t see it that way. <A – Matt Osberg – Helen of Troy Ltd.>: No, I wouldn’t use this one data point as a trend for what’s happening in the marketplace right now. We pay for the business what was worked with all the modeling that we did. So we really like the deal and we think we can do a really good job with this business both short term and long term. <Q – Linda Weiser – D.A. Davidson & Co.>: Okay. Well, thank you very much. I appreciate it. <A – Matt Osberg – Helen of Troy Ltd.>: Sure. <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. No problem. Linda, I saw you had some other questions in the report that you put out on Curlsmith. And I know that a lot of those answers are in the

PowerPoint that we have posted on our website. So you’ve probably had a chance to look. And then one in particular, I wanted to make sure got addressed here, which is this is not about hair style Curlsmith as much as it is about hair type. So there’s just a lot of people – not just women, by the way, but also men that have textured hair. And regardless of whether it’s an ethnic person of color or it’s just someone with wavy or curly hair or textured hair all together, there’s plenty of people of all types. This type of hair is difficult to care for. So when you meet people with that type of hair and ask them, how do you care for your hair? They’ll be quite involved in its care because it’s challenging. And when they find products that stick with it, they’re tremendously loyal to them. Curlsmith has the highest Net Promoter Score we’ve seen so far in that category. It has the loyalty rates and the reviews that speak to this further, and because it’s a repurchasable or consumable product, that’s extremely attractive to us. And it’s one of the things that made us go for it as opposed to something that might not be as sticky. So that’s the – and I don’t mean the product, I mean the habit is sticky. So that’s attractive to us, but it’s not about, hey, curls might come back, it’s more about if you have that type of hair, this is just important in your everyday regimen, regardless of your fashion <Q – Linda Weiser – D.A. Davidson & Co.>: Okay. Thanks for that. <A – Matt Osberg – Helen of Troy Ltd.>: Sure. Operator: Our next question comes from Steve Marotta with C.L. King. Please proceed with your question. <Q – Steve Marotta – C.L. King & Associates, Inc.>: Good morning, Julien, Matt and Jack. <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. <Q – Steve Marotta – C.L. King & Associates, Inc.>: Julien, has the Ukraine conflict negatively impacted the European consumer? Is that discernible at this moment or still just not impacted? <A – Julien Mininberg – Helen of Troy Ltd.>: Not directly that we know of. And that said, we’re keenly aware in general that there’s a lot of pressures in the world, whether it’s the stuff that was mentioned earlier about just general pressure on the consumers’ confidence and buying power and all that. But on the specific topic of has the Ukraine suppressed European demand, we haven’t seen clear evidence of that. What we have seen is the interest rates – sorry, not the interest rates, the exchange rates move a bit. I’m sure you’ve all seen the pound and the euro have moved. We have some hedges in place. And that said, there have been significant movements in those currencies. We don’t have a lot of exposure directly in Russia, in fact, almost none. And in Ukraine in particular, I believe the number is less than $1 million. It’s actually a prepaid customer, so the money’s already been collected. And then from a sell-through standpoint, they’ll do the best they can. But it’s de minimis, I think is the word I would use. And on the sort of broader dark cloud over Europe. War sucks, so I can’t speak anything positive about how it’s helpful. What I can say is we’re not seeing a direct input at this time. <Q – Steve Marotta – C.L. King & Associates, Inc.>: Thank you. And I know that... <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Oh, I’m sorry, Steve. I wanted to mention that the vast majority of our European sales are in Western Europe. Some of them are in the Middle Eastern countries, but there’s a surprisingly small amount in the Eastern European countries, especially in the south Eastern European countries, so think of Moldova, Belarus, Ukraine, these types of countries. It’s just not a big part of our portfolio.

<Q – Steve Marotta – C.L. King & Associates, Inc.>: Sure. I understand. I know that all the supply chain constraints that are known at this moment are incorporated within the guidance. But can you talk a little bit about direct exposure to Shanghai? Is that a new thorn in the side or is your exposure there relatively not material? <A – Julien Mininberg – Helen of Troy Ltd.>: Doesn’t help but relatively lean. The vast majority of our operational footprint in China is in other parts of China, especially Shenzhen, Macau, Hong Kong from both a supply chain and a go-to-market standpoint in the region. That said, we do have some people on the ground in Shanghai, so it doesn’t help. And then in the northern parts of China, think Ningbo and other parts, we do have people on the ground and capability and infrastructure. So it doesn’t affect but Shanghai in particular is just not a center of gravity for us at this time. So I suppose that’s good news. And that said, the concept of enforcing the lockdowns broadly, whether it’s Shanghai or in other cities, it does have an impact. We see that in port shutdowns and other things. And as strong as our inventory buffers are and as good as our supply chain playbook is, if the stuff doesn’t get made, it certainly doesn’t ship. And if it doesn’t ship, then it can’t get here or to Europe. And so it does affect us. But we have enough buffer to get through the, call it, bumps in the road, but not through earthquake. <Q – Steve Marotta – C.L. King & Associates, Inc.>: I understand. Thank you. I have a few more I’ll take off line. Thank you again. <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, pleasure. Thanks. Nice to hear from everybody. Operator, are there more questions at this time? Operator: It appears that we don’t have any questions at this time. And I would like to turn it back over to Mr. Minigan – Mininberg for closing remarks. Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd. Yeah. That’s me. Well, thanks. Thanks, everyone. Thanks for joining today and for your continued interest in Helen of Troy. We’re super excited about the results we just posted. You heard us speak clearly about what’s happened over the last three years as Phase II has had its first half. And you’ve heard us speak as specifically as we know how on what’s our expectation for Phase II’s back half, and in particular the guidance that we just provided for fiscal 2023. You also, I hope, heard us reiterate our commitment to the long-term Phase II average annual targets for fiscal 2024. So you know where we stand. And so we’re excited about the future. We’re excited to speak to many of you in the coming weeks. And with that, I’ll say thank you very much and have a great day. Operator: This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.